Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 20, 2024 (except for subsequent events described in Note 13e and 13f and the effects of the forward share split described in Note 7b(5) and 13g, as to which the date is September 3, 2024) relating to the financial statements of Polyrizon Ltd. (the “Company”), for the year ended December 31, 2023, appearing in Registration Statement No. 333-266745 on Form F-1 of the Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

January 22, 2025